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Filed Pursuant to Rule 424(b)(3)
Reg. Statement No. 333-194646

         PROSPECTUS

Nabors Industries, Inc.
Nabors Industries Ltd.

OFFER TO EXCHANGE

$350,000,000 OF 2.35% SENIOR NOTES DUE 2016
REGISTERED UNDER THE SECURITIES ACT
FOR
$350,000,000 OF 2.35% SENIOR NOTES DUE 2016

AND

$350,000,000 OF 5.10% SENIOR NOTES DUE 2023
REGISTERED UNDER THE SECURITIES ACT
FOR
$350,000,000 OF 5.10% SENIOR NOTES DUE 2023

         This is an offer to exchange up to $350,000,000 of 2.35% Senior Notes due 2016 (the "New 2016 Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act") for a like principal amount of 2.35% Senior Notes due 2016 (the "Old 2016 Notes") that you now hold and up to $350,000,000 of 5.10% Senior Notes due 2023 (the "New 2023 Notes" and, together with the New 2016 Notes, the "new notes") that have been registered under the Securities Act for a like principal amount of 5.10% Senior Notes due 2023 (the "Old 2023 Notes" and, together with the Old 2016 Notes, the "old notes") that you now hold.

         The exchange of outstanding old notes for new notes of the same series in the exchange offer will not constitute a taxable event for United States federal income tax purposes. The terms of the new notes to be issued in the exchange offer are substantially identical to the old notes of the same series, except that the new notes will be freely tradable and will not need (or benefit from) the registration and related rights pursuant to which we are conducting this exchange offer, including an increase in the interest rate related to defaults in our agreement to carry out this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the applicable indenture.

         There is no existing public market for your old notes, and there is currently no public market for the new notes of the same series to be issued to you in the exchange offer.

         Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes of either series received in exchange for old notes of such series where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of 180 days from the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus) to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         See "Risk Factors" beginning on page 13 for a description of the business and financial risks associated with the new notes.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2014.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange the notes only in jurisdictions where these offers and exchanges are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

        In this prospectus, unless otherwise indicated or the context otherwise requires, references to (1) "Nabors" mean Nabors Industries Ltd., a Bermuda exempted company, (2) "we," "our" and "us" generally mean Nabors, together with its consolidated subsidiaries, and (3) "Nabors Delaware" mean Nabors Industries, Inc., a Delaware corporation, wholly owned indirect subsidiary of Nabors and the issuer of the old and new notes.

        The old notes were issued on September 12, 2013 and are sometimes referred to collectively with the new notes offered pursuant to this prospectus as the "notes."

        Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission, we are incorporating this information by reference, which means that we can disclose important business, financial and other information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is not included in or delivered with this prospectus. See "Incorporation by Reference."

        We will provide without charge to each person to whom this prospectus is delivered, including each beneficial owner of old notes, upon written or oral request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct such requests to: Nabors Corporate Services, Inc., 515 West Greens Road, Suite 1200, Houston, Texas 77067, Attention: Investor Relations, phone number (281) 874-0035.

 PROSPECTUS SUMMARY

        This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference in this prospectus.

 Nabors Industries, Inc.

        Nabors Delaware is a Delaware holding company and an indirect, wholly owned subsidiary of Nabors. Prior to the corporate reorganization that was completed on June 24, 2002, Nabors Delaware was a publicly traded corporation. Nabors Delaware was incorporated in Delaware on May 3, 1978. Nabors Delaware's principal executive offices are located at 515 West Greens Road, Suite 1200, Houston, Texas 77067, and its telephone number at that address is (281) 874-0035.

Nabors Industries Ltd.

        Nabors became the publicly traded parent company of the Nabors group of companies, effective June 24, 2002, pursuant to a corporate reorganization. Nabors' common shares are traded on the New York Stock Exchange under the symbol "NBR."

        We have grown from a land drilling business centered in the United States and Canada to a global business aimed at optimizing the entire well life cycle, with operations on land and offshore in most of the major oil and gas markets in the world. The majority of our business is conducted through two business lines:

  Drilling & Rig Services

        This business line is comprised of our global drilling rig operations and drilling-related services, consisting of equipment manufacturing, instrumentation optimization software and directional drilling services.

  Completion & Production Services

        This business line is comprised of our operations involved in the completion, life-of-well maintenance and eventual plugging and abandonment of a well. These services include stimulation, coiled-tubing, cementing, wireline, workover, well-servicing and fluids management.

        As a global provider of services for land-based and offshore oil and natural gas wells, as of March 31, 2014 our fleet of rigs and equipment included:

  •
  493 actively marketed land drilling rigs for oil and gas land drilling operations in the United States, Canada and over 20 other countries throughout the world.

  •
  445 actively marketed rigs for land well-servicing and workover services in the United States and approximately 98 rigs for land well-servicing and workover services in Canada.

  •
  39 platform, 7 jackup and 4 barge rigs actively marketed in the United States and multiple international markets.

  •
  Approximately 800,000 hydraulic horsepower for hydraulic fracturing, cementing, nitrogen and acid pressure pumping services in key basins throughout the United States and Canada.

        In addition:

  •
  We offer a wide range of ancillary well-site services, including engineering, transportation and disposal, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services in select U.S. and international markets.

  •
  We manufacture and lease or sell top drives for a broad range of drilling applications, directional drilling systems, rig instrumentation and data collection equipment, pipeline handling equipment and rig reporting software.

  •
  We have a 51% ownership interest in a joint venture in Saudi Arabia, which owns and actively markets 5 rigs in addition to the rigs we lease to the joint venture.

Corporate Information

        Nabors was formed as a Bermuda exempted company on December 11, 2001. Through predecessors and acquired entities, Nabors has been continuously operating in the drilling sector since the early 1900s. Nabors' principal executive offices are located at Crown House, 4 Par-La-Ville Road, Second Floor, Hamilton, HM08, Bermuda and its telephone number at that address is (441) 292-1510.

 The Exchange Offer

Notes Offered for Exchange	Nabors Delaware is offering up to $350,000,000 in aggregate principal amount of its new 2.35% Senior Notes due 2016 in exchange for an equal aggregate principal amount of its old 2.35% Senior Notes due 2016, and up to $350,000,000 in aggregate principal amount of its new 5.10% Senior Notes due 2023 in exchange for an equal aggregate principal amount of its old 5.10% Senior Notes due 2023, in each case on a one-for-one basis and in satisfaction of Nabors Delaware's obligations under the relevant registration rights agreement.

We issued the old notes in a private transaction for resale pursuant to Rule 144A and Regulation S under the Securities Act. The new notes have substantially the same terms as the old notes you hold, except that the new notes have been registered under the Securities Act, and therefore will be freely tradeable and will not need (or benefit from) the registration and related rights pursuant to which Nabors Delaware is conducting this exchange offer, including an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

The Exchange Offer

Nabors Delaware is offering to exchange (1) $2,000 principal amount at maturity of New 2016 Notes for each $2,000 principal amount at maturity of your Old 2016 Notes and (2) $2,000 principal amount at maturity of New 2023 Notes for each $2,000 principal amount at maturity of your Old 2023 Notes. In order to be exchanged, your old notes must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged.

Required Representations	By tendering your old notes to Nabors Delaware, you represent that:
(i) any new notes received by you will be acquired in the ordinary course of your business;
(ii) you have no arrangement or understanding with anyone to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act;
(iii) you are not an affiliate, within the meaning of Rule 501(b) of Regulation D of the Securities Act, of Nabors Delaware or Nabors;
(iv) you are not engaged in, and do not intend to engage in, the distribution of the new notes; and

(v)    if you are a broker-dealer, you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such new notes.

See "The Exchange Offer—Representations Nabors Delaware Needs From You Before You May Participate in the Exchange Offer" and "Plan of Distribution."
Those Excluded from the Exchange Offer	You may not participate in the exchange offer if you are:
• a holder of old notes in any jurisdiction in which the exchange offer is not, or your acceptance will not be, legal under the applicable securities or blue sky laws of that jurisdiction; or
• a holder of old notes who is an affiliate, within the meaning of Rule 501(b) of Regulation D of the Securities Act, of Nabors Delaware or Nabors.
Consequences of Failure to Properly Tender Old Notes in the Exchange

After the exchange offer is complete, you will no longer be entitled to exchange your old notes for registered notes. If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to have the restrictions on transfer contained in the old notes and in the Indenture dated as of September 12, 2013 among Nabors Delaware, Nabors, Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, referred to as the "Indenture." In general, your old notes may not be offered or sold unless registered under the Securities Act, or if there is an exemption from, or the transaction is not governed by, the Securities Act and applicable state securities laws. Nabors Delaware has no current plans to register your old notes under the Securities Act.

If a substantial amount of the old notes is exchanged for a like amount of the new notes, the liquidity and the trading market for your untendered old notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Properly Tender Old Notes in the Exchange." We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require Nabors Delaware to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

Expiration Date

The exchange offer expires at 11:59 p.m., Eastern time, on June 20, 2014, the expiration date, unless Nabors Delaware extends the offer (the "Expiration Date"). Nabors Delaware does not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer has customary conditions that may be waived by Nabors Delaware. There is no minimum amount of old notes that must be tendered to complete the exchange offer.
Procedures for Tendering Your Old Notes

If you wish to tender your old notes for exchange in the exchange offer, you or the custodial entity through which you hold your notes must send to Citibank, N.A., referred to as "Citibank," the exchange agent, on or before the Expiration Date of the exchange offer:

•

a properly completed and executed letter of transmittal, which has been provided to you with this prospectus, together with your old notes and any other documentation requested by the letter of transmittal; and

• for holders who hold their positions through The Depository Trust Company ("DTC"):
• an Agent's Message (as defined in this prospectus) from DTC stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;
• your old notes by timely confirmation of book-entry transfer through DTC; and
• all other documents required by the letter of transmittal.
Holders who hold their positions through Euroclear or Clearstream, Luxembourg must adhere to the procedures described in "The Exchange Offer—Procedures for Tendering Your Old Notes."
Special Procedures for Beneficial Owners

If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

Guaranteed Delivery Procedures for Tendering Old Notes

If you wish to tender your old notes and the old notes are not immediately available, or time will not permit your old notes or other required documents to reach Citibank before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may tender your old notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Guaranteed Delivery Procedures."

Withdrawal Rights

You may withdraw the tender of your old notes at any time prior to 11:59 p.m., Eastern time, on the Expiration Date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange Offer—Withdrawal Rights."

U.S. Tax Considerations

The exchange of your old notes for new notes will not constitute a taxable event for U.S. federal income tax purposes. Rather, the new notes you receive in the exchange offer will be treated as a continuation of your investment in the old notes. For additional information regarding U.S. federal income tax considerations, you should read the discussion under "Certain U.S. Federal Income Tax Considerations."

Use of Proceeds	Nabors Delaware will not receive any proceeds from the issuance of the new notes in the exchange offer. Nabors Delaware will pay all expenses incidental to the exchange offer.
Registration Rights Agreements

When Nabors Delaware issued the old notes on September 12, 2013, it entered into separate registration rights agreement with the initial purchasers of both the Old 2016 Notes and the Old 2023 Notes. Under the terms of these agreements, Nabors Delaware agreed to file with the Securities and Exchange Commission (the "SEC") and use its reasonable best efforts to cause to become effective by May 12, 2014, a registration statement relating to an offer to exchange the new notes for the old notes.

If Nabors Delaware does not complete the exchange offer by June 9, 2014, the interest rate borne by each of the Old 2016 Notes and the Old 2023 Notes will be increased 0.25% per annum until the exchange offer is completed or until the old notes of the applicable series are freely transferable under Rule 144 of the Securities Act. In addition, if the exchange offer registration statement ceases to be effective or usable in connection with resales of the new notes of either series during periods specified in the registration rights agreement, the interest rate borne by the notes of such series will be increased 0.25% per annum until the registration defects are cured.

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, Nabors Delaware believes that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• any new notes you receive in the exchange offer will be acquired by you in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution (as defined in the Securities Act) of the old notes or the new notes; and
• you are not our affiliate (as defined in Rule 501(b) of Regulation D of the Securities Act).

If you are an affiliate of Nabors Delaware or Nabors, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

• you cannot rely on the applicable interpretations of the staff of the SEC; and
• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities may be a statutory underwriter and must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes, and must confirm that it has not entered into any arrangement or understanding with Nabors Delaware, Nabors or any of their affiliates to distribute the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from Nabors Delaware:

•

may not rely on the applicable interpretation of the position of the staff of the SEC set forth in the Shearman & Sterling (available July 2, 1993), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988) no-action letters and similar no-action letters (collectively, the "Exxon Capital Letters"); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
See "Plan of Distribution" and "The Exchange Offer—Purpose and Effect of Exchange Offer Registration Rights."

Broker-Dealers

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of such new notes, including information with respect to any selling holder required by the Securities Act in connection with the resale of the new notes and must confirm that it has not entered into any arrangement or understanding with Nabors Delaware or Nabors or any of their affiliates to distribute the new notes. Nabors Delaware has agreed that for a period of 180 days after the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Exchange Agent	Citibank is serving as the exchange agent. Its address, telephone number and facsimile number are:
Citibank, N.A. 480 Washington Boulevard, 30th Floor Jersey City, New Jersey 07310 Telephone: (800) 422-2066 Fax: (201) 258-3567

        Please review the information under the heading "The Exchange Offer" for more detailed information concerning the exchange offer.

 The New Notes

        The summary below describes the principal terms of the new notes to be issued in exchange for the old notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of the prospectus contains a more detailed description of the terms and conditions of the New Notes.

Issuer	Nabors Industries, Inc.
Guarantor	Nabors Industries Ltd.
Securities Offered	$350,000,000 aggregate principal amount of 2.35% Senior Notes due 2016.
$350,000,000 aggregate principal amount of 5.10% Senior Notes due 2023.

The terms of the New 2016 Notes will be identical in all material respects to the terms of the Old 2016 Notes, and the terms of the New 2023 Notes will be identical in all material respects to the terms of the Old 2023 Notes, except that in each case the new notes have been registered under the Securities Act, and therefore will not contain transfer restrictions and related legends, the new notes will bear a different CUSIP number the new notes will not contain the provisions for an increase in the interest rate related to defaults in the agreement to carry out this exchange offer.
Maturity	2016 Notes: September 15, 2016.
2023 Notes: September 15, 2023.
Interest Rate	2016 Notes: 2.35% per annum.
2023 Notes: 5.10% per annum.
Interest Payment Dates
March 15 and September 15 of each year. Interest on the new notes will begin to accrue upon the last interest payment date on which interest was paid on the old notes surrendered in exchange for the new notes or, if no interest has been paid on such old notes, from September 12, 2013.
Guarantee
Nabors will fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, interest on the new notes and any other obligations of Nabors Delaware under the new notes when and as they become due and payable, whether at maturity, upon redemption, by acceleration or otherwise if Nabors Delaware is unable to satisfy these obligations. The guarantee provides that, in the event of a default on the new notes, the holders of the new notes may institute legal proceedings directly against Nabors to enforce the guarantee without first proceeding against Nabors Delaware. See "Description of the New Notes—Guarantee."

Ranking	The new notes will:
• be unsecured;
• be effectively junior in right of payment to any of our future secured debt;
• rank equally in right of payment with any of Nabors Delaware's existing and future unsubordinated debt; and
• be senior in right of payment to any of Nabors Delaware's existing and future senior subordinated or subordinated debt.

Nabors' guarantee of Nabors Delaware's obligations under the new notes will be a direct, unsecured and unsubordinated obligation of the guarantor and will have the same ranking with respect to indebtedness of Nabors as the new notes will have with respect to our indebtedness. See "Description of the New Notes—Guarantee."
Optional Redemption
Nabors Delaware may, at its option, redeem some or all of the new notes, in whole or in part, at any time, at "make-whole" prices described in this prospectus, plus accrued and unpaid interest to the redemption date. See "Description of the New Notes—Optional Redemption."
Change of Control Offer
If a change of control triggering event as described herein occurs, each holder of the new notes may require Nabors Delaware to purchase all or a portion of such holder's new notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes—Change of Control Offer."
Use of Proceeds	Nabors Delaware will not receive any cash proceeds from the exchange offer. See "Use of Proceeds."
Covenants
Nabors Delaware will issue the new notes under the Indenture. The Indenture limits the ability of Nabors and its subsidiaries to incur liens and to enter into sale and lease-back transactions, subject to significant exceptions. In addition, the Indenture limits both Nabors Delaware's and Nabors' ability to enter into mergers, consolidations, amalgamations or transfers of substantially all of our or its assets as an entirety unless the successor company assumes Nabors Delaware's or Nabors' obligations under the Indenture. These covenants are subject to a number of important qualifications and limitations. See "Description of the Notes—Covenants."

No Prior Market	There is currently no established trading market for either series of the new notes. The new notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes. Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., PNC Capital Markets LLC, BBVA Securities Inc., Wells Fargo Securities, LLC, U.S. Bancorp Investments, Inc. and SMBC Nikko Securities America, Inc., the initial purchasers of the old notes, have advised us that they currently intend to make a market in the new notes. However, none are obligated to do so, and any market-making with respect to the new notes may be discontinued without notice. Nabors Delaware does not intend to apply for a listing of the new notes on any securities exchange or an automated dealer quotation system.

FORWARD-LOOKING STATEMENTS

        We often discuss expectations regarding our future markets, demand for our products and services, and our performance in our offering memoranda, registration statements, prospectuses, annual, quarterly and current reports, press releases, and other written and oral statements. Statements relating to matters that are not historical facts are "forward-looking statements." These "forward-looking statements" are based on an analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain and investors should recognize that events and actual results could turn out to be significantly different from our expectations. By way of illustration, when used in this document, words such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "should," "could," "may," "predict" and similar expressions are intended to identify forward-looking statements.

        You should consider the following key factors when evaluating these forward-looking statements:

  •
  fluctuations in worldwide prices of and demand for oil and natural gas;

  •
  fluctuations in levels of oil and natural gas exploration and development activities;

  •
  fluctuations in the demand for our services;

  •
  the existence of competitors, technological changes and developments in the oilfield services industry;

  •
  the existence of operating risks inherent in the oilfield services industry;

  •
  the possibility of changes in tax and other laws and regulations;

  •
  the possibility of political instability, war or acts of terrorism; and

  •
  general economic conditions including the capital and credit markets.

        Our businesses depend to a large degree on the level of spending by oil and gas companies for exploration, development and production activities. Therefore, a sustained increase or decrease in the price of oil or natural gas that has a material impact on exploration, development or production activities could also materially affect our financial position, results of operations and cash flows.

        The above description of risks and uncertainties is by no means all-inclusive, but highlights certain factors that we believe are important for your consideration. For a more detailed description of risk factors, please see the section entitled "Risk Factors" below and in Nabors' Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 3, 2014.

        All forward-looking statements contained or incorporated by reference in this prospectus are based on information available to us at the time made. We do not intend to update or revise any forward-looking statements that we may make in this prospectus or the documents incorporated herein by reference, whether as a result of new information, future events or otherwise.

RISK FACTORS

        You should carefully consider the risks described below and in the documents incorporated herein by reference, including the risks described under "Item 1A Risk Factors" in Nabors' Annual Report on Form 10-K for year ended December 31, 2013 filed with the SEC on March 3, 2014, before tendering your old notes in the exchange offer. The risks described below and incorporated by reference are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to the Offering

         Nabors' significant level of consolidated debt could adversely affect its consolidated financial condition and prevent it and Nabors Delaware from fulfilling their respective obligations under the Indenture and the New Notes.

        As of March 31, 2014, Nabors' outstanding consolidated total indebtedness was $3.8 billion, resulting in a gross debt to capital ratio of 0:39:1 and a net debt to capital ratio of 0.36:1. The gross debt to capital ratio is calculated by dividing (x) total debt by (y) total capital. Total capital is defined as total debt plus shareholders' equity. The net debt to capital ratio is calculated by dividing (x) net debt by (y) net capital. Net debt is total debt minus the sum of cash and cash equivalents and short-term investments. Net capital is the sum of net debt plus shareholders' equity. The gross debt to capital ratio and the net debt to capital ratio are not measures of operating performance or liquidity defined by accounting principles generally accepted in the United States ("GAAP") and may not be comparable to similarly titled measures presented by other companies. Both of these ratios are methods for calculating the amount of leverage a company has in relation to its capital. Nabors' level of consolidated indebtedness could adversely affect its consolidated financial condition, financial and operational flexibility and prevent it and Nabors Delaware from fulfilling their respective obligations under the Indenture and the notes. In addition, Nabors and its subsidiaries have various commitments for leases, firm transportation and processing and purchase commitments, which could further affect our financial condition and liquidity. Our ability to service our debt and other obligations, including the notes, depends in large part upon the level of cash flows generated by our subsidiaries' operations, possible dispositions of non-core assets, availability under our unsecured revolving credit facility and our ability to access the capital markets.

        Nabors and its subsidiaries may still be able to incur substantially more debt. The terms of the Indenture governing the new notes and the agreements governing Nabors' other indebtedness permit additional borrowings and any such borrowings may be effectively senior in right of payment to the new notes and the related guarantee. Nabors' incurrence of additional debt could further exacerbate the risks described in this prospectus.

         If you do not elect to exchange your old notes for new notes, you will hold securities that are not registered and that contain restrictions on transfer.

        The old notes that are not tendered and exchanged will remain restricted securities. If the exchange offer is completed, Nabors Delaware will not be required to register any remaining old notes, except in the very limited circumstances described in the registration rights agreement for each series of old notes. That means that if you wish to offer, sell, pledge or otherwise transfer your old notes at some future time, they may be offered, sold, pledged or transferred only if an exemption from registration under the Securities Act is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act. Any remaining old notes will continue to bear a legend restricting transfer in the absence of registration or an exemption from registration.

        To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

         You must comply with the exchange offer procedures in order to receive freely tradeable, new notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, New York, New York as a depository, including an Agent's Message if the tendering holder does not deliver a letter of transmittal;

  •
  a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. Nabors Delaware is not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but that Nabors Delaware does not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer—Procedures for Tendering Your Old Notes" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

         Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

         Although the new notes are designated as "Senior," your right to receive payment on the new notes and the guarantee is unsecured and will be effectively subordinated to any existing and future secured debt of Nabors Delaware, in the case of the new notes, and Nabors, in the case of the guarantee, to the extent of the value of the collateral therefor, and the new notes and the guarantee will be effectively subordinated to future indebtedness and other liabilities of Nabors Delaware's and Nabors' subsidiaries, respectively.

        The new notes are general senior unsecured obligations and therefore will be effectively subordinated in right of payment to Nabors Delaware's future secured indebtedness, and Nabors' guarantee is effectively subordinated in right of payment to the claims of future secured creditors of Nabors, in each case, to the extent of the collateral therefor. If Nabors Delaware defaults on the new notes or certain other indebtedness, or becomes bankrupt, liquidates or reorganizes, any secured creditors could use their collateral to satisfy their secured indebtedness before you would receive any payment on the new notes. If the value of such collateral is not sufficient to pay any secured indebtedness in full, Nabors Delaware's secured creditors would share the value of its other assets, if any, with you and the holders of other claims against Nabors Delaware which rank equally with the new notes. The guarantee of the new notes will have a similar ranking with respect to secured indebtedness of Nabors as the new notes do with respect to Nabors Delaware's secured indebtedness.

        In addition, Nabors Delaware and Nabors derive substantially all their income from, and hold substantially all their assets through, their respective subsidiaries, none of which will guarantee the new notes. As a result, Nabors Delaware and Nabors will depend on distributions from each of their subsidiaries in order to meet payment obligations under any debt securities, including the new notes and the guarantee and Nabors Delaware's and Nabors' other obligations. Accordingly, Nabors Delaware's and Nabors' rights to receive any assets of any subsidiary, and therefore the right of Nabors Delaware's and Nabors' creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors.

         As holding companies, Nabors Delaware and Nabors depend on subsidiaries to meet their financial obligations.

        Nabors Delaware and Nabors are holding companies with no significant assets other than the stock of their subsidiaries. In order to meet their financial needs and obligations, including any obligation to make payments on the new notes offered hereby, they rely exclusively on repayments of interest and principal on intercompany loans that they have made to operating subsidiaries and income from dividends and other cash flow from such subsidiaries. There can be no assurance that such operating subsidiaries will generate sufficient net income to pay dividends or sufficient cash flow to make payments of interest and principal to Nabors Delaware or Nabors, as applicable, in respect of their intercompany loans. In addition, from time to time, such operating subsidiaries may enter into financing arrangements that contractually restrict or prohibit these types of upstream payments to Nabors Delaware and Nabors.

        There may also be adverse tax consequences associated with such operating subsidiaries paying dividends.

         Nabors' guarantee of the new notes could be voided or subordinated by federal bankruptcy law or comparable foreign and state law provisions.

        Nabors Delaware's obligations under the new notes are guaranteed by Nabors. Under federal bankruptcy law and comparable provisions of foreign and state fraudulent transfer laws, the Nabors guarantee could be voided, or claims in respect of such guarantee could be subordinated to all other debts of Nabors if, among other things, Nabors, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by Nabors pursuant to its guarantee could be voided and required to be returned to Nabors or to a fund for the benefit of the creditors of Nabors.

        The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Nabors Delaware cannot be sure as to the standards a court would use to determine whether or not Nabors were solvent at the relevant time, or, regardless of the standard that the court used, that the issuance of the guarantee of the new notes would not be voided or the guarantee of the new notes would not be subordinated to Nabors' other debt.

        If the guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for Nabors Delaware's benefit, and only indirectly for the benefit of Nabors, the obligations of Nabors were incurred for less than fair consideration.

        A court could thus void the obligations under the guarantee or subordinate the guarantee to Nabors' other debt or take other action detrimental to holders of the new notes.

         Nabors Delaware may not have sufficient funds to purchase the new notes upon a Change of Control Triggering Event as required by the Indenture governing the new notes. The Change of Control Offer covenant provides limited protection.

        Holders of the new notes may require Nabors Delaware to purchase their new notes upon a "Change of Control Triggering Event" as defined under "Description of the New Notes—Change of Control Offer." A Change of Control (as defined under "Description of the New Notes—Change of Control Offer") may also result in holders of certain of Nabors Delaware's other outstanding notes or future indebtedness having the right to require Nabors Delaware to purchase notes or repay indebtedness issued under one or more indentures or other agreements, including under the indentures governing our outstanding 6.15% senior notes due 2018, 9.25% senior notes due 2019, 5.0% senior notes due 2020 and 4.625% senior notes due 2021, as well as the Indenture as it relates to the old notes. Nabors Delaware cannot assure you that it would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price of the new notes and any other notes and repay indebtedness that may be tendered by the holders thereof in such a circumstance.

        Furthermore, the terms of our then-existing indebtedness or other agreements may contain covenants, events of default or other provisions that could be violated if a Change of Control were to occur or if Nabors Delaware were required to purchase the new notes and other notes and repay indebtedness containing a similar repurchase or repayment requirement.

        The Change of Control Offer covenant is a result of negotiations between Nabors Delaware and the initial purchasers of the old notes and is limited to the transactions specified in "Description of the Notes—Change of Control Offer." Nabors has no current intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that Nabors could decide to do so in the future. Nabors could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or the credit ratings of Nabors or Nabors Delaware.

         Your ability to transfer the notes may be limited by the absence of a trading market for the new notes.

        There is no established trading market for the new notes, and Nabors Delaware has no plans to list the new notes on a securities exchange or automated dealer. Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., PNC Capital Markets LLC, BBVA Securities Inc., Wells Fargo Securities, LLC, U.S. Bancorp Investments, Inc. and

SMBC Nikko Securities America, Inc., the initial purchasers of the old notes, have advised Nabors Delaware that they intend to make a market in the new notes. However, none are obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason, without notice. If the initial purchasers ceased to act as market makers for the new notes for any reason, we cannot assure you that another firm or person would make a market in the new notes. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors. An active or liquid trading market may not develop for the new notes.

 USE OF PROCEEDS

        Nabors Delaware will not receive any proceeds from the issuance of the new notes in this exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. Nabors Delaware will pay all expenses in connection with the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

        For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes and noncontrolling interests less undistributed earnings (losses) from unconsolidated affiliates (net of dividends) and subsidiary preferred stock dividends plus amortization of capitalized interest and fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest. The following table sets forth Nabors' ratio of earnings to fixed charges for each of the periods indicated.

Nabors Industries Ltd. and Subsidiaries

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	2.21x	2.51x	1.42x	3.03x	2.15x	1.94x	1.79x

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected financial data should be read in conjunction with Nabors' consolidated financial statements and related notes incorporated by reference into this prospectus. The selected consolidated operating data for the years ended December 31, 2013, 2012 and 2011 and the selected consolidated balance sheet data as of December 31, 2013 and 2012 are derived from Nabors' audited consolidated financial statements included in Nabors' Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference into this prospectus. The selected consolidated operating data for the three months ended March 31, 2014 and 2013 and the selected consolidated balance sheet data as of March 31, 2014 are derived from Nabors' unaudited consolidated financial statements included in Nabors' Quarterly Report on Form 10-Q for the three months ended March 31, 2014 and incorporated by reference into this prospectus. The selected consolidated operating data for the years ended December 31, 2010 and 2009 and the selected consolidated balance sheet data as of December 31, 2011, 2010 and 2009 are derived from Nabors' audited consolidated financial statements not incorporated by reference into this prospectus. The selected financial data has been recast to reflect certain discontinued operations as discussed in footnote (1) below. Our historical results are not necessarily indicative of future operating results.

Operating Data(1)(2)

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
			(In thousands, except per share amounts and ratio data)
							(Revised(3))
Revenues and other income:
Operating revenues	$1,589,618	$1,535,478	$6,152,015	$6,843,051	$6,013,480	$4,134,483	$3,662,220
Earnings (losses) from unconsolidated affiliates	(2,445)	2,895	39	(288,718)	85,448	58,541	(211,961)
Investment income	980	79,421	96,577	63,137	19,939	7,263	25,522

Total revenues and other income	1,588,153	1,617,794	6,248,631	6,617,470	6,118,867	4,200,387	3,475,781

Costs and other deductions:
Direct costs	1,061,739	994,992	3,981,828	4,367,106	3,738,506	2,397,061	1,971,711
General and administrative expenses	134,266	130,878	525,330	527,953	487,808	338,720	421,462
Depreciation and amortization	282,127	269,365	1,086,677	1,039,923	918,122	760,962	663,958
Interest expense	44,810	60,011	223,418	251,904	256,632	272,712	266,047
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	1,476	59,737	37,977	(136,636)	4,474	45,334	(15,435)
Impairments and other charges	—	—	287,241	290,260	198,072	61,292	118,543

Total costs and other deductions	1,524,418	1,514,983	6,142,471	6,340,510	5,603,614	3,876,081	3,426,286

Income (loss) from continuing operations before income taxes	63,735	102,811	106,160	276,960	515,253	324,306	49,495
Income tax expense (benefit)	14,008	9,854	(55,181)	40,986	165,083	49,190	(91,380)
Subsidiary preferred stock dividend	750	750	3,000	3,000	3,000	750	—

Income (loss) from continuing operations, net of tax	48,977	92,207	158,341	232,974	347,170	274,366	140,875
Income (loss) from discontinued operations, net of tax	1,515	7,011	(11,179)	(67,526)	(97,601)	(161,090)	(218,609)

Net income (loss)	50,492	99,218	147,162	165,448	249,569	113,276	(77,734)
Less: Net (income) loss attributable to noncontrolling interest	(573)	(97)	(7,180)	(621)	(1,045)	(85)	342

Net income (loss) attributable to Nabors	$49,919	$99,121	$139,982	$164,827	$248,524	$113,191	$(77,392)

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
			(In thousands, except per share amounts and ratio data)
							(Revised(3))
Earnings (losses) per share:
Basic from continuing operations	$0.16	$0.31	$0.51	$0.80	$1.21	$0.96	$0.50
Basic from discontinued operations	0.01	0.03	(0.04)	(0.23)	(0.34)	(0.56)	(0.77)

Total Basic	$0.17	$0.34	$0.47	$0.57	$0.87	$0.40	$(0.27)

Diluted from continuing operations	$0.16	$0.31	$0.51	$0.79	$1.18	$0.95	$0.49
Diluted from discontinued operations	—	0.02	(0.04)	(0.23)	(0.33)	(0.56)	(0.76)

Total Diluted	$0.16	$0.33	$0.47	$0.56	$0.85	$0.39	$(0.27)

Weighted-average number of common shares outstanding:
Basic	296,210	291,687	294,182	289,965	287,118	285,145	283,326
Diluted	299,050	294,170	296,592	292,323	292,484	289,996	286,502
Capital expenditures and acquisitions of businesses(4)	$413,711	$271,403	$1,365,994	$1,433,586	$2,247,735	$1,878,063	$990,287
Interest coverage ratio(5)	7.8:1	7.3:1	7.4:1	7.7:1	7.0:1	5.2:1	4.9:1

Balance Sheet Data(1)(2)

		Year Ended December 31,
	Three Months Ended March 31, 2014
		2013	2012	2011	2010	2009
		(In thousands, except per share amounts and ratio data)
Cash, cash equivalents and short-term investments	$424,767	$507,133	$778,204	$539,489	$801,190	$1,090,851
Working capital	1,453,126	1,442,406	2,000,475	1,285,752	458,550	1,568,042
Property, plant and equipment, net	8,690,759	8,597,813	8,712,088	8,629,946	7,815,419	7,646,050
Total assets	12,187,073	12,159,811	12,656,022	12,899,538	11,605,166	10,577,913
Long-term debt	3,812,476	3,904,117	4,379,336	4,348,490	3,064,126	3,940,605
Shareholders' equity	5,960,469	5,969,086	5,944,929	5,587,022	5,322,524	5,143,523
Debt to capital ratio:
Gross(6)	0:39:1	0.40:1	0.42:1	0.45:1	0.45:1	0.43:1
Net(7)	0:36:1	0.36:1	0.38:1	0.42:1	0.41:1	0.36:1

(1)
All periods present the operating activities of our wholly owned oil and gas businesses, our previously held equity interests in oil and gas joint ventures in Canada and Colombia, aircraft logistics operations and construction services as discontinued operations.

(2)
Our acquisitions' results of operations and financial position have been included beginning on the respective dates of acquisition and include KVS Transportation, Inc. and D&D Equipment Investments, LLC (October 2013), Navigate Energy Services, Inc. (January 2013), Peak (July 2011), Stone Mountain Venture Partnership (June 2011), Energy Contractors (December 2010) and Superior (September 2010).

(3)
As described in our Form 10-Q for the three months ended March 31, 2014 in Note 2—Summary of Significant Accounting Policies, we revised our consolidated financial statements for an error related to intercompany foreign currency translation gains and losses. The net effect understated Losses (gains) on sales and disposals of long-lived assets and other expense (income), net and Net income (loss) attributable to Nabors by $22.1 million for the year ended December 31, 2009. There was no other material impact to our assets, liabilities, cash flows, comprehensive income, total shareholders' equity or profit and loss for the subsequent periods presented and is not deemed material by management.

(4)
Represents capital expenditures and the total purchase price of acquisitions.

(5)
The interest coverage ratio is a trailing 12-month quotient of the sum of (x) operating revenues and earnings (losses) from unconsolidated affiliates, direct costs and general administrative expenses less earnings (losses) from the U.S. unconsolidated oil and gas joint venture divided by (y) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

(6)
The gross debt to capital ratio is calculated by dividing (x) total debt by (y) total capital. Total capital is defined as total debt plus shareholders' equity. The gross debt to capital ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

(7)
The net debt to capital ratio is calculated by dividing (x) net debt by (y) net capital. Net debt is total debt minus the sum of cash and cash equivalents and short-term investments. Net capital is the sum of net debt plus shareholders' equity. The net debt to capital ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

        Nabors Delaware sold the old notes to Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., PNC Capital Markets LLC, BBVA Securities Inc., Wells Fargo Securities, LLC, U.S. Bancorp Investments, Inc. and SMBC Nikko Securities America as initial purchasers in a private offering on September 12, 2013 pursuant to a purchase agreement. These initial purchasers subsequently sold the old notes to qualified institutional buyers under Rule 144A under the Securities Act and to certain sophisticated investors in offshore transactions in reliance on Regulation S under the Securities Act. As a condition to the sale of the old notes to the initial purchasers, Nabors Delaware entered into separate registration rights agreements with respect to the Old 2016 Notes and the Old 2023 Notes with those initial purchasers on September 12, 2013.

        The registration rights agreements require Nabors Delaware to file a registration statement under the Securities Act offering to exchange your old notes of a series for new notes of such series. Accordingly, Nabors Delaware is offering you the opportunity to exchange your old notes for the same principal amount of new notes. The new notes will be registered and issued without a restrictive legend. The registration rights agreements also require us to use reasonable best efforts to cause the registration statement to be declared effective by the SEC by May 12, 2014 and to complete the exchange offer by June 9, 2014. In the event that Nabors Delaware is unable to satisfy these requirements, holders of the Old 2016 Notes and the Old 2023 Notes would be entitled to additional interest on the old notes at a rate equal to 0.25% per annum until the exchange offer is completed, or until the old notes are freely transferable under Rule 144 of the Securities Act. In addition, if an exchange offer registration statement ceases to be effective or usable with respect to a series of notes in connection with resales of the new notes during periods specified in the registration rights agreements, the interest rate borne by such series will be increased 0.25% per annum until the registration defects are cured.

        Under some circumstances set forth in the registration rights agreements, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require Nabors Delaware to file and cause to become effective a shelf registration statement covering resales of such old notes by these holders. If such shelf registration statement ceases to be effective or usable in connection with resales of the new notes of a series during periods specified in the relevant registration rights agreement, the interest rate borne by the old notes and the new notes of such series will be increased 0.25% per annum until the registration defects are cured.

        A copy of each of the registration rights agreements is incorporated by reference into this prospectus. You are strongly encouraged to read the entire text of the agreements, as they, and not this description, define your rights. Except as discussed below, Nabors Delaware will have no further obligation to register your old notes upon the completion of the exchange offer.

        Nabors Delaware believes that the new notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, only if you are able to make these four representations:

  •
  you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

  •
  you have no arrangement or understanding with anyone to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act;

  •
  you are not an affiliate of Nabors Delaware or Nabors; and

  •
  you are not engaged in, and do not intend to engage in, the distribution of the new notes.

        Nabors Delaware's belief is based upon existing interpretations by the SEC's staff contained in several "no-action" letters to third parties unrelated to Nabors Delaware. If you tender your old notes in the exchange offer for the purpose of participating in a distribution of new notes, you cannot rely on these interpretations by the SEC's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        The SEC considers broker-dealers that acquired old notes directly from Nabors Delaware, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use this prospectus for the exchange offer in connection with a resale of the new notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes. These broker-dealers cannot rely on the position of the SEC's staff set forth in the Exxon Capital Letters.

        A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes by delivering the prospectus contained in the registration statement for the exchange offer. Accordingly, this prospectus may be used by such a broker-dealer to resell any of its new notes. Nabors Delaware has agreed in each of the registration rights agreements to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 180 days after the effective date of the registration statement for the exchange offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus). Unless you are required to do so because you are such a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes.

        Nabors Delaware is not making this exchange offer to, nor will Nabors Delaware accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

        You may suffer adverse consequences if you fail to exchange your old notes. Following the completion of the exchange offer, except as set forth below and in the relevant registration rights agreement, you will not have any further registration rights and your old notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your old notes could be adversely affected.

        Under each of the registration rights agreements, Nabors Delaware is required to file a shelf registration statement with the SEC to cover resales of the old notes or the new notes of the applicable series by holders if it is not permitted to consummate the exchange offer for such series because it determines that the exchange offer is not permitted by applicable law or SEC policy, if the exchange offer is not for any reason declared effective by May 12, 2014 or consummated by June 9, 2014, if the initial purchasers determine that old notes of such series held by them are not eligible to be exchanged for new notes following consummation of the exchange offer, or if any holder does not receive freely tradable new notes in the exchange offer (other than by reason of such holder being an affiliate of Nabors Delaware).

        If Nabors Delaware is obligated to file a shelf registration statement, it will be required to keep such shelf registration statement effective for up to one year after it is declared effective.

Representations Nabors Delaware Needs From You Before You May Participate in the Exchange Offer

        Nabors Delaware needs representations from you before you can participate in the exchange offer.

        These representations are that:

  •
  any new notes received by you will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with anyone to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act;

  •
  you are not an affiliate, within the meaning in Rule 501(b) of Regulation D of the Securities Act, of Nabors Delaware or Nabors;

  •
  you are not engaged in, and do not intend to engage in, the distribution of the new notes; and

  •
  if you are a broker-dealer, you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such new notes.

Terms of the Exchange Offer

        Nabors Delaware will accept any validly tendered old notes that are not withdrawn prior to 11:59 p.m., Eastern time, on the Expiration Date. Nabors Delaware will issue $2,000 principal amount of New 2016 Notes in exchange for each $2,000 principal amount of your Old 2016 Notes tendered and will issue $2,000 principal amount of New 2023 Notes in exchange for each $2,000 principal amount of your Old 2023 Notes tendered. Holders may tender some or all of their old notes in the exchange offer.

        The form and terms of the new notes will be substantially the same as the form and terms of your old notes except that:

  •
  interest on the new notes will accrete or accrue, as the case may be, from the last interest payment date on which interest accreted or was paid on your old notes, or, if no interest has accreted or been paid on the old notes, from the date of the original issuance of your old notes;

  •
  the new notes have been registered under the Securities Act and will not bear a legend restricting their transfer; and

  •
  the new notes will not benefit from the registration and related rights pursuant to which Nabors Delaware is conducting this exchange offer, including an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

        This prospectus and the documents you received with this prospectus are being sent to you and to others believed to have beneficial interests in the old notes. Nabors Delaware intends to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC.

        Nabors Delaware will have accepted your validly tendered old notes when it has given oral or written notice (if oral, to be promptly confirmed in writing) to Citibank. Citibank will act as agent for you for the purpose of receiving the notes. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events or otherwise, certificates sent to Citibank will be returned, without expense, as promptly as practicable after the Expiration Date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

        You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your old notes. Nabors Delaware will pay all charges and expenses in connection with the exchange offer except for any taxes you may incur in effecting the transfer of your old notes or new notes to some other person, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 11:59 p.m., Eastern time, on June 20, 2014, unless Nabors Delaware extends the exchange offer, in which case the exchange offer shall terminate at 11:59 p.m., Eastern time, on the last day of the extension. Nabors Delaware does not currently intend to extend the Expiration Date. In any event, the exchange offer will be held open for at least 20 business days. In order to extend the exchange offer, Nabors Delaware will issue a notice by press release or other public announcement.

        Nabors Delaware reserves the right, in its sole discretion:

  •
  to delay accepting your old notes;

  •
  to extend the exchange offer;

  •
  to terminate the exchange offer, if any of the conditions shall not have been satisfied; or

  •
  to amend the terms of the exchange offer in any manner.

        If Nabors Delaware delays, extends, terminates or amends the exchange offer, it will give notice to the exchange agent and issue a press release or other public announcement.

Procedures for Tendering Your Old Notes

        Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. Except as stated below under "—Book-Entry Transfer," to tender in the exchange offer:

  •
  if you do not hold your position through DTC, Euroclear or Clearstream, Luxembourg, you must, on or before the Expiration Date, deliver a duly completed letter of transmittal to the exchange agent at its address specified in the letter of transmittal, and certificates for your old notes must be received by Citibank along with the letter of transmittal;

  •
  if you hold your position through DTC, you must instruct DTC and a DTC participant by completing the form "Instruction to Registered Holder from Beneficial Owner" accompanying this prospectus of your intention whether or not you wish to tender your old notes for new notes, and you must in turn follow the procedures for book-entry transfer as set forth below under "—Book-Entry Transfer" and in the letter of transmittal; or

  •
  if you hold your position through Euroclear or Clearstream, Luxembourg, the form "Instruction to Registered Holder from Beneficial Owner" with respect to old notes held through Euroclear or Clearstream, Luxembourg must be completed by a direct accountholder in Euroclear or Clearstream, Luxembourg, and interests in the old notes must be tendered in compliance with procedures established by Euroclear or Clearstream, Luxembourg.

        If you intend to use the guaranteed delivery procedures, you must comply with the guaranteed delivery procedures described below.

        None of Nabors Delaware, Nabors, the trustee, the securities administrator or the exchange agent will be responsible for the communication of tenders by holders to the accountholders in DTC, Euroclear or Clearstream, Luxembourg through which they hold old notes or by such accountholders to the exchange agent, DTC, Euroclear or Clearstream, Luxembourg.

        Holders will not be responsible for the payment of any fees or commissions to the exchange agent for the old notes.

        In no event should a holder submitting a tender for exchange send a letter of transmittal or old notes to any agent of Nabors Delaware or Nabors other than the exchange agent, or to DTC, Euroclear or Clearstream, Luxembourg.

        Holders may contact the exchange agent for assistance in filling out and delivering letters of transmittal and for additional copies of the exchange offer materials.

        To be tendered effectively, a letter of transmittal or, as described below under "—Book-Entry Transfer," an Agent's Message and other required documents must be received by Citibank at its address set forth under "—Exchange Agent" below prior to the Expiration Date.

        If you do not withdraw your tender before the Expiration Date, your tender will constitute an agreement between you and Nabors Delaware in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

        The method of delivery of your old notes, the letter of transmittal and all other required documents to be delivered to Citibank is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to Citibank before the Expiration Date. No letter of transmittal or old notes should be sent to Nabors Delaware or Nabors. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions on your behalf.

Procedure if the Old Notes Are Not Registered in Your Name

        If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner's old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. Nabors Delaware strongly urges you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, referred to as an "eligible institution," that is a member of specified signature guarantee programs. Signatures on a letter of transmittal or a notice of withdrawal will not be required to be guaranteed if the old notes are tendered:

  •
  by a registered holder that has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by Nabors Delaware.

Conditions to the Exchange Offer

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered notes will be determined by Nabors Delaware, in its sole discretion, and Nabors

Delaware's determination will be final and binding. Nabors Delaware reserves the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would be unlawful in the opinion of Nabors Delaware or its counsel. Nabors Delaware also reserves the right to waive any defects, irregularities or conditions of tender as to particular old notes. Nabors Delaware's interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of old notes must be cured within such time as Nabors Delaware shall determine, unless waived by Nabors Delaware. Although Nabors Delaware intends to notify you of defects or irregularities with respect to tenders of old notes, neither Nabors Delaware, Citibank nor any other person shall be under any duty to give such notification or shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until all such defects and irregularities have been cured or waived. Any old notes received by Citibank that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by Citibank as soon as practicable following the Expiration Date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

        In addition, Nabors Delaware reserves the right in its sole discretion to purchase or make offers for any old notes that remain outstanding after the Expiration Date and, to the extent permitted by applicable law, to purchase old notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

        Despite any other term of the exchange offer, Nabors Delaware will not be required to accept for exchange, or exchange new notes for, any old notes, and Nabors Delaware may terminate the exchange offer, if:

  •
  the exchange offer, or the making of any exchange by a holder, violates, in Nabors Delaware's good faith determination or on the advice of counsel, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

  •
  any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer that, in Nabors Delaware's judgment, would impair its ability to proceed with the exchange offer; or

  •
  Nabors Delaware has not obtained any governmental approval which Nabors Delaware, in its sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

        The conditions listed above are for Nabors Delaware's sole benefit and may be asserted by Nabors Delaware at any time, regardless of the circumstances giving rise to any of these conditions, or may be waived by Nabors Delaware in whole or in part at any time in its sole discretion. The failure by Nabors Delaware to exercise any of its rights shall not be a waiver of its rights. Nabors Delaware is required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

        In all cases, the issuance of new notes for tendered old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

  •
  certificates for old notes or a timely confirmation from DTC of such old notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, an Agent's Message in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer; and

  •
  all other required documents.

        If Nabors Delaware does not accept your tendered old notes or if you submit old notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged old notes will be returned without expense to you or, in the case of notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        Nabors Delaware understands that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to transfer such old notes into the exchange agent's DTC account in accordance with DTC's electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered old notes will only be made after timely:

  •
  confirmation of book-entry transfer of the old notes into the exchange agent's account; and

  •
  receipt by the exchange agent of an executed and properly completed letter of transmittal or an Agent's Message and all other required documents specified in the letter of transmittal.

        The confirmation, letter of transmittal or Agent's Message and any other required documents must be received at the exchange agent's address listed below under "—Exchange Agent" on or before 11:59 p.m., Eastern time, on the Expiration Date of the exchange offer or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

        As indicated above, delivery of documents to any of DTC, Euroclear or Clearstream, Luxembourg in accordance with its procedures does not constitute delivery to the exchange agent.

        The term "Agent's Message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering old notes stating:

  •
  the aggregate principal amount of old notes that have been tendered by the participant;

  •
  that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

  •
  that Nabors Delaware may enforce such agreement against the participant.

        Delivery of an Agent's Message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal are true and correct.

Guaranteed Delivery Procedures

        If you wish to tender your old notes and the old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an eligible institution;

  •
  before the Expiration Date, the exchange agent has received from such eligible institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery substantially in the form provided by Nabors Delaware, by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery shall state your name and address and the amount of the old notes tendered, shall state that the tender is being made thereby and shall guarantee that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the letter of transmittal, or a manually executed facsimile thereof, properly completed and duly executed, and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the properly completed and duly executed letter of transmittal, or a manually executed facsimile thereof, and all other documents required by the applicable letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw your tender of old notes at any time prior to 11:59 p.m., Eastern time, on the Expiration Date.

        For a withdrawal of tendered notes to be effective, a written or, for a DTC participant, electronic notice of withdrawal must be received by the exchange agent at its address set forth in the next section of this prospectus entitled "—Exchange Agent," prior to 11:59 p.m., Eastern time, on the Expiration Date.

        Any such notice of withdrawal must:

  •
  specify your name;

  •
  identify the old notes to be withdrawn, including, if applicable, the certificate number or numbers and aggregate principal amount of such old notes;

  •
  be signed by you in the same manner as the original signature on the letter of transmittal by which your old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the trustee of your old notes to register the transfer of those notes into the name of the person withdrawing the tender; and

  •
  specify the name in which you want the withdrawn old notes to be registered, if different from your name.

        All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by Nabors Delaware, and such determination shall be final and binding on all parties. Any old notes withdrawn will be considered not to have been validly tendered for exchange for the purposes of the exchange offer. Any notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer relating to such old notes. Properly withdrawn old notes may be retendered by following one of the procedures described above in "—Procedures for Tendering Your Old Notes" at any time on or prior to the Expiration Date.

Exchange Agent

        All executed letters of transmittal should be directed to the exchange agent. Nabors Delaware has appointed Citibank as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or letter of transmittal should be directed to the exchange agent at its offices at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310. The exchange agent's telephone number is (800) 422-2066 and its facsimile number is (201) 258-3567.

Fees and Expenses

        Nabors Delaware will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer, other than to the exchange agent. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by Nabors Delaware's officers and employees.

        The cash expenses to be incurred in connection with the exchange offer will be paid by Nabors Delaware and are estimated in the aggregate to be approximately $450,000, which includes the SEC registration fee, fees and expenses of Citibank, as exchange agent, and accounting, legal, printing and related fees and expenses.

Transfer Taxes

        If you tender old notes for exchange, you will not be obligated to pay any transfer taxes unless you instruct Nabors Delaware to register your new notes in a different name or if a transfer tax is imposed for a reason other than the exchange of notes pursuant to this exchange offer. If you request that your old notes not tendered or not accepted in the exchange offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Properly Tender Old Notes in the Exchange

        Nabors Delaware will issue new notes in exchange for old notes under the exchange offer only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal or Agent's Message and all other required documents. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. Nabors Delaware is under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Upon completion of the exchange offer, specified rights under each of the registration rights agreements, including registration rights and any right to additional interest, will be either limited or eliminated.

        Participation in the exchange offer is voluntary. In the event the exchange offer is completed, Nabors Delaware will not be required to register the remaining old notes, except in the limited circumstances described under "—Purpose and Effect of Exchange Offer; Registration Rights." Old notes that are not tendered or that are tendered but not accepted by Nabors Delaware will, following completion of the exchange offer, continue to be subject to the following restrictions on transfer:

  •
  holders may resell old notes only if an exemption from registration under the Securities Act is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

  •
  bear a legend restricting transfer in the absence of registration or an exemption from registration.

        To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

DESCRIPTION OF THE NEW NOTES

        The form and terms of the New 2016 Notes are identical to the Old 2016 Notes in all material respects, and the form and terms of the New 2023 Notes are identical to the Old 2023 Notes in all material respects, except that transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. The new notes will be issued under the Indenture. The New 2016 Notes and the New 2023 Notes will each be issued as a separate series.

        Nabors Delaware issued $700,000,000 in aggregate principal amount of old notes, consisting of $350,000,000 of the Old 2016 Notes and $350,000,000 of the Old 2023 Notes, on September 12, 2013 pursuant to the Indenture. The terms of the new notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, although the issuance of New 2016 Notes pursuant to this prospectus will be limited to $350,000,000. The New 2016 Notes will mature on September 15, 2016. The issuance of New 2023 Notes pursuant to this prospectus will be limited to $350,000,000. The New 2023 Notes will mature on September 15, 2023. Nabors Delaware may issue an unlimited principal amount of additional notes having identical terms and conditions to the Old 2016 Notes ("additional 2016 notes") and an unlimited principal amount of additional notes having identical terms and conditions to the Old 2023 Notes ("additional 2023 notes" and, together with the additional 2016 notes, the "additional notes"), except for the offering price and issue date, as the new notes (the "additional notes"). Any additional notes of either series will be part of the same issue as the notes of that series that Nabors Delaware is currently offering and will vote on all matters with the holders of the new notes of that series.

        This description of the new notes is intended to be a useful overview of the material provisions of the new notes, the guarantee and the Indenture. Since this description is only a summary, you should refer to the Indenture for a complete description of Nabors Delaware's obligations, the obligations of the guarantor and your rights.

        The new notes will:

  •
  be unsecured,

  •
  be effectively junior in right of payment to any of Nabors Delaware's future secured debt,

  •
  rank equally in right of payment with all of Nabors Delaware's existing and future unsubordinated debt, and

  •
  be senior in right of payment to any of Nabors Delaware's future senior subordinated or subordinated debt.

        Nabors Delaware's obligations under the new notes will be fully and unconditionally guaranteed by Nabors. The Indenture contains no restrictions on the amount of additional indebtedness that either Nabors Delaware or Nabors may issue or guarantee in the future.

Interest

        Interest on the New 2016 Notes will begin to accrue upon the last interest payment date on which interest was paid on the Old 2016 Notes surrendered in exchange for the New 2016 Notes or, if no interest has been paid on such Old 2016 Notes, from September 12, 2013 at the rate of 2.35% per annum. Interest on the New 2023 Notes will begin to accrue upon the last interest payment date on which interest was paid on the Old 2023 Notes surrendered in exchange for the New 2023 Notes or, if no interest has been paid on such Old 2023 Notes, from September 12, 2013 at the rate of 5.10% per annum.

        Interest on both series of new notes will be payable semiannually on March 15 and September 15 of each year to the persons in whose names the notes are registered at the close of business on the preceding March 1 and September 1, respectively. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

        Nabors Delaware will pay principal of, premium, if any, additional amounts (as defined below), if any, and interest on any new notes issued in certificated form at the office or agency Nabors Delaware designates in The City of New York, except that Nabors Delaware may pay interest on any new notes in certificated form either at the corporate trust office of the securities administrator in The City of New York, or, at Nabors Delaware's option, by check mailed to holders of the new notes at their registered addresses as they appear in the registrar's books. In addition, if a holder of any new notes in certificated form has given wire transfer instructions in accordance with the Indenture, Nabors Delaware will make all payments on those new notes by wire transfer.

        Nabors Delaware has initially designated the corporate trust office of the securities administrator to act as its paying agent and registrar. Nabors Delaware may, however, change the paying agent or registrar without prior notice to the holders of the new notes, and Nabors or any of its subsidiaries may act as paying agent or registrar.

        Nabors Delaware will pay principal of, premium, if any, additional amounts, if any, and interest on, any new note in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

        A holder of new notes may transfer or exchange notes at the office of the registrar in accordance with the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by Nabors Delaware, the trustee or the registrar for any registration of transfer or exchange of notes, but Nabors Delaware may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law. Nabors Delaware is not required to transfer or exchange any new note selected for redemption. Also, Nabors Delaware is not required to transfer or exchange any new note for a period of 15 days before a mailing of notice of redemption.

        The registered holder of a new note will be treated as the owner of it for all purposes.

Guarantee

        Nabors will fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the new notes and any other obligations of Nabors Delaware under the new notes when and as they become due and payable, whether at maturity, upon redemption, by acceleration or otherwise, if Nabors Delaware is unable to satisfy these obligations. Nabors' guarantee of Nabors Delaware's obligations under the new notes will be its unsecured and unsubordinated obligation and will have the same ranking with respect to Nabors' indebtedness as the new notes will have with respect to Nabors Delaware's indebtedness. The guarantee will provide that, in the event of a default in payment by Nabors Delaware on the new notes, the holders of the new notes may institute legal proceedings directly against Nabors to enforce its guarantee without first proceeding against Nabors Delaware.

        In the event that Nabors is required to withhold or deduct on account of any Bermudian taxes due from any payment made under or with respect to its guarantee, Nabors will pay additional amounts so that the net amount received by each holder of new notes will equal the amount that the holder would have received if the Bermudian taxes had not been required to be withheld or deducted. The amounts that Nabors is required to pay to preserve the net amount receivable by the holders of the new notes are referred to as "additional amounts."

Optional Redemption

  Make-Whole Redemption

        The outstanding Old 2016 Notes and New 2016 Notes (together, the "2016 Notes") will be subject to redemption by Nabors Delaware, in whole at any time or in part from time to time, and the outstanding Old 2023 Notes and New 2023 Notes (together, the "2023 Notes") will be subject to redemption by Nabors Delaware prior to June 15, 2023 (three months prior to maturity of the New 2023 Notes), in whole at any time or in part from time to time, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the new notes to be redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of the interest accrued to the date of redemption) computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 25 basis points (in the case of the 2016 Notes) and 35 basis points (in the case of the 2023 Notes) plus the adjusted treasury rate for such new notes, as that term is generally used in the industry, on the third business day prior to, but excluding, the redemption date, as calculated by the Independent Investment Banker, plus, in either case, accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  Par Call of 2023 Notes

        Commencing on June 15, 2023 (three months prior to maturity of the 2023 Notes), the 2023 Notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 2023 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

  General

        Nabors Delaware will mail notice of redemption at least 20 days but not more than 75 days before the applicable redemption date to each holder of the new notes to be redeemed. If Nabors Delaware elects to redeem the notes in part, the securities administrator will select the notes to be redeemed in a fair and appropriate manner (or, in the case of notes evidenced by global notes, in accordance with DTC's applicable procedures).

        Upon the payment of the redemption price, premium, if any, additional amounts, if any, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the new notes or portions thereof called for redemption.

        Any redemption of notes may, at Nabors Delaware's discretion, be subject to one or more conditions precedent, including the consummation of a financing transaction or equity issuance, the proceeds of which are to be used to fund such redemption.

Change of Control Offer

        Upon the occurrence of a Change of Control Triggering Event with respect to a series of the notes (as defined below), each holder of notes of that series will have the right to require Nabors Delaware to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of the holder's notes of such series at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent that Nabors Delaware has exercised its right to redeem the new notes as described under "—Optional Redemption."

        "Change of Control" means the occurrence of any one of the following:

          (a)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Nabors and the Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Nabors or one or more of the Subsidiaries or a combination thereof or a person controlled by Nabors or one or more of the Subsidiaries or a combination thereof;

          (b)   the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than any Subsidiary) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Nabors, measured by voting power rather than number of shares (excluding a redomestication of Nabors); or

          (c)   the first day on which the majority of the members of the board of directors of Nabors cease to be Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a "Change of Control" under clause (b) above if (i) Nabors becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of the Voting Stock of Nabors immediately prior to such transaction or (B) immediately following such transaction no "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of such holding company, measured by voting power rather than number of shares.

        "Change of Control Triggering Event" means, with respect to either series of notes, the ratings of the notes of such series are lowered by at least two of the three Rating Agencies and the new notes of such series cease to be rated Investment Grade by at least two of the three Rating Agencies in any case on any date during the period (the "Trigger Period") commencing on the date of the first public announcement by Nabors of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which 60-day period will be extended for so long as the rating of the notes is under publicly announced consideration for a possible downgrade as a result of the Change in Control by any of the Rating Agencies). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

        Within 60 days following the date upon which the Change of Control Triggering Event has occurred, or at Nabors Delaware's option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that Nabors Delaware has exercised its right to redeem the notes as described under

"—Optional Redemption," Nabors Delaware will send a notice (a "Change of Control Offer") to each holder of notes of such series with a copy to the trustee and the securities administrator, which notice will govern the terms of the Change of Control Offer, stating:

          (1)   that a Change of Control Triggering Event has occurred and that such holder has the right to require Nabors Delaware to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2)   the circumstances regarding such Change of Control Triggering Event;

          (3)   the purchase date (which shall be (i) no earlier than 30 days nor later than 60 days from the date such notice is sent, if sent after consummation of the Change of Control, and (ii) on the date of the Change in Control, if sent prior to consummation of the Change of Control, in each case, other than as may be required by law) (such date, the "Change of Control Payment Date"); and

          (4)   the instructions that a holder must follow in order to have its notes purchased.

        Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their new notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

        Nabors Delaware may make a Change of Control Offer in advance of a Change of Control and the Change of Control Payment Date, and Nabors Delaware's Change of Control Offer may be conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

        If holders of not less than 95% in aggregate principal amount of the outstanding notes of a series validly tender and do not withdraw the notes of such series in a Change of Control Offer and Nabors Delaware, or any third party making a Change of Control Offer in lieu of Nabors Delaware, as described below, purchases all of the notes validly tendered and not withdrawn by such holders, Nabors Delaware will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date).

        Nabors Delaware will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by Nabors Delaware and such third party purchases all notes properly tendered and not withdrawn under its offer.

        Nabors Delaware will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the terms described in this prospectus, Nabors Delaware shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations by virtue thereof.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Nabors and the Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require Nabors Delaware to repurchase its new notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Nabors and the Subsidiaries taken as a whole to another person may be uncertain.

Associated Definitions

        "Continuing Director" means, as of any date of determination, any member of the board of directors of Nabors who:

          (1)   was a member of such board of directors (a) on the date of the original issuance of the notes or (b) for at least two consecutive years; or

          (2)   was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Nabors' proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

        "Fitch" means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by Nabors Delaware or Nabors.

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "S&P" means Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and its successors.

        "Rating Agency" means each of Moody's, S&P and Fitch; provided, that if any of Moody's, S&P and Fitch ceases to rate the notes or fails to make a rating of the notes publicly available, Nabors Delaware or Nabors will appoint a replacement for such Rating Agency that is a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act.

        "Subsidiaries" is defined below under "—Covenants—Definitions."

        "Voting Stock" of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

        Various capitalized terms used within this "Covenants" subsection are defined at the end of this subsection.

  Limitations on Liens

        So long as any notes are outstanding, Nabors will not, nor will it permit any Subsidiary to, issue, assume, guarantee or suffer to exist any debt for money borrowed ("Debt") if such Debt is secured by a mortgage, pledge, security interest or lien (a "mortgage" or "mortgages") upon any properties of Nabors or any Subsidiary or upon any securities or indebtedness of any Subsidiary (whether such properties, securities or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the new notes shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions shall not apply to:

          (a)   mortgages on any property acquired, constructed or improved by Nabors or any Subsidiary (or mortgages on the securities of a special purpose Subsidiary which holds no material assets other than the property being acquired, constructed or improved) after the date of the Indenture which are created within 360 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof; provided that in the case of such construction or improvement the mortgages shall not apply to any property owned by Nabors or any Subsidiary before such construction or improvement other than (1) unimproved real property on which the property so constructed, or the improvement, is located or (2) personal property which is so improved;

          (b)   mortgages existing on the date of issuance of the new notes, existing mortgages on property acquired (including mortgages on any property acquired from a person which is consolidated with or merged with or into Nabors or a Subsidiary) or mortgages outstanding at the time any corporation, partnership or other entity becomes a Subsidiary; provided that such mortgages shall only apply to property owned by such corporation, partnership or other entity at the time it becomes a Subsidiary or that is acquired thereafter other than from Nabors or another Subsidiary;

          (c)   mortgages in favor of Nabors or any Subsidiary;

          (d)   mortgages in favor of domestic or foreign governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type;

          (e)   mortgages consisting of pledges or deposits by Nabors or any Subsidiary under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Nabors or any Subsidiary is a party, or deposits to secure public or statutory obligations of Nabors or any Subsidiary or deposits or cash or United States government bonds to secure surety or appeal bonds to which it is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (f)    mortgages imposed by law, including carriers', warehousemen's, repairman's, landlords' and mechanics' liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made in respect thereof;

          (g)   mortgages for taxes, assessments or other governmental charges that are not yet delinquent or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to generally accepted accounting principles have been made in respect thereof;

          (h)   mortgages in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of Nabors or any Subsidiary in the ordinary course of its business;

          (i)    mortgages consisting of encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or mortgages consisting of zoning or other restrictions as to the use of real properties or mortgages incidental to the conduct of the business of Nabors or a Subsidiary or to the ownership of its properties which do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of Nabors or a Subsidiary;

          (j)    mortgages arising by virtue of any statutory or common law provisions relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that:

            (1)   such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Nabors or a Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

            (2)   such deposit account is not intended by Nabors or any Subsidiary to provide collateral to the depository institution;

          (k)   mortgages arising from Uniform Commercial Code financing statement filings regarding operating leases Nabors and its Subsidiaries enter into in the ordinary course of business;

          (l)    any mortgage over goods (or any documents relating thereto) arising either in favor of a bank issuing a form of documentary credit in connection with the purchase of such goods or by way of retention of title by the supplier of such goods where such goods are supplied on credit, subject to such retention of title, and in both cases where such goods are acquired in the ordinary course of business;

          (m)  any mortgage pursuant to any order of attachment, execution, enforcement, distraint or similar legal process arising in connection with court proceedings; provided that such process is effectively stayed, discharged or otherwise set aside within 30 days;

          (n)   any lease, sublease and sublicense granted to any third party constituting a mortgage and any mortgage pursuant to farm-in and farm-out agreements, operating agreements, development agreements and any other similar arrangements, which are customary in the oil and gas industry or in the ordinary course of business of Nabors or any Subsidiary; or

          (o)   any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (a) through (n), inclusive; provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements in such property).

        In addition to the foregoing, Nabors and any Subsidiary may, without securing the new notes, issue, assume or guarantee secured Debt that, with certain other Debt described in the following sentence, does not exceed 10% of Consolidated Net Tangible Assets. The other Debt to be aggregated for purpose of this exception is all Attributable Debt in respect of Sale and Lease-Back Transactions of Nabors and its Subsidiaries under the exception in clause (e)(2) below existing at such time.

  Limitations on Sale and Lease-Back Transactions

        So long as any notes are outstanding, Nabors will not, nor will it permit any Subsidiary to, enter into any Sale and Lease-Back Transaction, other than any Sale and Lease-Back Transaction:

          (a)   entered into within 360 days of the later of the acquisition or placing into service of the property subject thereto by Nabors or the Subsidiary;

          (b)   involving a lease of less than five years;

          (c)   entered into in connection with an industrial revenue bond or pollution control financing;

          (d)   between Nabors and/or one or more Subsidiaries;

          (e)   as to which Nabors or such Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the notes (1) under clauses (a) through (n) in "—Limitations on Liens" above or (2) under the last paragraph of that covenant; or

          (f)    as to which Nabors will apply an amount equal to the net proceeds from the sale of the property so leased to (1) the retirement (other than any mandatory retirement), within 360 days of the effective date of any such Sale and Lease-Back Transaction, of notes or of Funded Debt of Nabors or a Subsidiary or (2) the purchase or construction of other property, provided that such property is owned by Nabors or a Subsidiary free and clear of all mortgages.

  SEC Reports; Financial Information

        So long as any notes are outstanding, Nabors will file with the trustee copies, within 15 days after Nabors is required to file the same with the SEC, of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Nabors may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, or, if Nabors is not required to file information, documents or reports pursuant to either of such sections, then to file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports, if any, which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

        At any time when neither Nabors nor Nabors Delaware is subject to Section 13 or 15(d) of the Exchange Act and the new notes are not freely transferable under the Securities Act, upon the request of a holder of the new notes, Nabors and Nabors Delaware will promptly furnish or cause to be furnished the information specified under Rule 144A(d)(4) of the Securities Act to such holder, or to a prospective purchaser of a note designed by such holder, in order to permit compliance with Rule 144A under the Securities Act.

  Consolidation, Amalgamation, Merger, Conveyance of Assets

        The Indenture provides, in general, that neither Nabors Delaware nor Nabors will consolidate or amalgamate with or merge into any other entity or convey, transfer or lease Nabors Delaware's or Nabors' assets substantially as an entirety to any person, unless:

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  the entity formed by the consolidation or amalgamation or into which Nabors Delaware or Nabors is merged, or the person who acquires the assets, shall be organized, in Nabors Delaware's case, under the laws of the United States, any state thereof, or the District of Columbia, and in either case expressly assumes Nabors Delaware's or Nabors' obligations under the Indenture, the notes and the guarantee; and

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  immediately after giving effect to that type of transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

  Event Risk

        Except for the limitations described above under the subsections "—Limitations on Liens" and "—Limitations on Sale and Lease-Back Transactions," neither the Indenture, the guarantee nor the new notes will afford holders of the new notes protection in the event of a highly leveraged transaction involving either Nabors Delaware or the guarantor or will contain any restrictions on the amount of additional indebtedness that either Nabors Delaware or the guarantor may incur.

  Definitions

        "Adjusted Treasury Rate" means, with respect to any redemption date, the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities, adjusted to constant maturity under the caption "Treasury Constant Maturities" for the maturity corresponding to the Optional Redemption Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the 2016 Notes or the 2023 Notes, as applicable, yields for the two published maturities most closely corresponding to the Optional Redemption Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Optional Redemption Comparable Treasury Issue, calculated using a price for the Optional Redemption Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Optional Redemption Comparable Treasury Price for such redemption date.

        "Attributable Debt" means, with respect to any Sale and Lease-Back Transaction as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease.

        "Capital Stock" means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

        "Consolidated Net Tangible Assets" means the total assets of Nabors and the Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of Nabors and the Subsidiaries is available, minus all current liabilities (excluding the current portion of any long-term debt) of Nabors and the Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of Nabors and the Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

        "Funded Debt" means indebtedness for money borrowed which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of the creation of such indebtedness.

        "Independent Investment Banker" means Citigroup Global Markets Inc., or if such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by Nabors Delaware.

        "Optional Redemption Comparable Treasury Issue" means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the 2016 Notes or the 2023 Notes, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2016 Notes or the 2023 Notes, as applicable, or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Optional Redemption Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the 2016 Notes or the 2023 Notes, as applicable.

        "Optional Redemption Comparable Treasury Price" means, as determined by the Independent Investment Banker, (1) the average of five Optional Redemption Reference Treasury Dealer Quotations for the applicable redemption date, after excluding the highest and lowest Optional Redemption Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Optional Redemption Reference Treasury Dealer Quotations, the average of all such quotations.

        "Optional Redemption Reference Treasury Dealer" means each of up to five dealers to be selected by Nabors Delaware and Nabors, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a primary U.S. governmental securities dealer (a "Primary Treasury Dealer"), Nabors Delaware and Nabors will substitute for it another Primary Treasury Dealer.

        "Optional Redemption Reference Treasury Dealer Quotations" means, with respect to each Optional Redemption Reference Treasury Dealer and any redemption date for the 2016 Notes or the 2023 Notes, as applicable, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Optional Redemption Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker, the securities administrator and the Trustee at 5:00 p.m., Eastern time, on the third Business Day preceding such redemption date.

        "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by Nabors or any Subsidiary of any property, whereby such property had been sold or transferred by Nabors or any Subsidiary to such person.

        "Subsidiary" means (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by Nabors or one or more of the other Subsidiaries or a combination thereof and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by Nabors or one or more of the other Subsidiaries or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, (y) Nabors or any of the Subsidiaries is a controlling general partner or otherwise controls such entity and (z) such entity is consolidated in the consolidated financial statements of Nabors in accordance with GAAP.

Mandatory Redemption; Sinking Fund

        Nabors Delaware is not required to make mandatory redemption or sinking fund payments with respect to the new notes.

Book-Entry; Delivery and Form

        The new notes will initially be issued only in registered, book-entry form, in denominations of $2,000 and any integral multiples of $1,000 as described under "Book-Entry System." Nabors Delaware will issue one or more global notes in denominations that together equal the total principal amount of the outstanding new notes of each series.

Modification of the Indenture

        Amendments of the Indenture and either series of notes may be made by Nabors Delaware, Nabors, the trustee and the securities administrator with the consent of the holders of a majority in principal amount of the outstanding series of notes affected thereby; provided, however, that no such amendment may, without the consent of the holder of each outstanding note affected thereby:

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  extend the final maturity of the principal of such notes;

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  reduce the principal amount of such notes;

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  reduce the rate or extend the time of payment of interest or additional amounts, if any, on such notes;

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  reduce any amount payable on redemption of such notes;

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  change the currency in which the principal of, premium, if any, or interest or additional amounts, if any, on any such notes is payable;

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  impair the right to institute suit for the enforcement of any payment on any such notes when due; or

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  make any change in the percentage in principal amount of such series notes, the consent of the holders of which is required for any such amendment.

        Without the consent of any holder of outstanding new notes, Nabors Delaware, Nabors, the trustee and the securities administrator may amend the Indenture as it relates to the notes and the new notes to:

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  cure any ambiguity, omission, defect or inconsistency;

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  provide for the assumption by a successor to the obligations of Nabors or Nabors Delaware under the Indenture;

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  provide for uncertificated new notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code);

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  provide for the issuance of additional notes in accordance with the Indenture;

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  effect or maintain, or otherwise comply with the requirements of the SEC in connection with, the qualification of the Indenture under the Trust Indenture Act;

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  secure all or any of the notes of either series, to the extent otherwise permitted by the Indenture;

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  add to the covenants of Nabors or Nabors Delaware or events of default for the benefit of the holders or surrender any right or power conferred upon us or Nabors;

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  effect any provision of the Indenture;

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  conform the text of the Indenture or the new notes to the "Description of the New Notes" set forth in this prospectus to the extent such provision in the "Description of the New Notes" was intended to be a verbatim, or substantially verbatim, recitation of a provision of the Indenture or the New Notes;

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  make other provisions that do not adversely affect the rights of any holder of outstanding notes.

        The holders of a majority in aggregate principal amount of the outstanding notes of either series may, on behalf of the holders of all notes of such series, waive compliance with any covenant or any past default under the Indenture with respect to such notes, except a default in the payment of the principal of, premium, if any, additional amounts, if any, or interest on any note of that series or in respect of a provision which under the Indenture cannot be amended without the consent of the holder of each outstanding note affected.

        It is not necessary for the consent of the holders under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the Indenture by any holder of notes given in connection with a tender of such holder's notes will not be rendered invalid by such tender. After an amendment or waiver under the Indenture requiring consent of the holders becomes effective, Nabors Delaware is required to deliver to the holders, the trustee and the securities administrator a notice briefly describing such amendment or waiver. However, the failure to mail such notice, or any defect in the notice, will not impair or affect the validity of the amendment or waiver.

Events of Default

        In general, the Indenture defines an event of default with respect to either series of notes as being:

          (1)   a default for 10 days in payment of any principal or premium, if any, on such series of notes, either at maturity, upon any redemption, by declaration or otherwise;

          (2)   a default for 30 days in payment of any interest or additional amounts, if any, on such series of notes;

          (3)   a default for 90 days after written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of such series in the observance or performance of any covenant in the notes of such series or the Indenture;

          (4)   an event of Nabors Delaware's or Nabors' bankruptcy, insolvency or reorganization; or

          (5)   the failure to keep Nabors' full and unconditional guarantee of the notes of such series in place.

        If an event of default (other than one described in clause (4) above) occurs and is continuing with respect to a series of notes, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the principal amount of those notes to be due and payable immediately. If any event of default described in clause (4) above occurs, the principal amount of the notes will be automatically due and payable immediately. However, any time after an acceleration with respect to the notes of either series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding notes of that series may, under some circumstances, rescind and annul such acceleration. The majority holders, however, may not annul or waive a continuing default in payment of principal of, premium, if any, additional amounts, if any, or interest on the notes of that series.

        The trustee is entitled to receive reasonable indemnification satisfactory to it from the holders of the notes before the trustee exercises any of its rights or powers under the Indenture. This indemnification is subject to the trustee's duty to act with the required standard of care during a default.

        The holders of a majority in principal amount of the outstanding notes of either series may direct the time, method and place of:

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  the conduct of any proceeding for any remedy available to the trustee with respect to such series; or

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  the exercise of any trust or power conferred on the trustee with respect to such series.

        This right of the holders of the notes is, however, subject to the provisions in the Indenture providing for the indemnification of the trustee and other specified limitations.

        In general, the holders of notes of either series may institute an action against Nabors Delaware, Nabors or any other obligor under the notes only if the following four conditions are fulfilled:

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  the holder previously has given to the trustee written notice of default and the default continues;

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  the holders of at least 25% in principal amount of the notes of such series then outstanding have both requested the trustee to institute such action and offered the trustee reasonable indemnity satisfactory to it;

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  the trustee has not instituted this action within 60 days of receipt of such request; and

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  the trustee has not received a direction inconsistent with such written request by the holders of a majority in principal amount of the notes of that series then outstanding.

The above four conditions do not apply to actions by holders of the notes against Nabors Delaware, Nabors or any other obligor under the notes for payment of principal of, premium, if any, additional amounts, if any, or interest on or after the due date.

        The Indenture contains a covenant that Nabors Delaware, Nabors and any other obligor under the notes will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Legal Defeasance and Covenant Defeasance

        Nabors Delaware may discharge or defease its obligations under either series of notes as set forth below.

        Under terms specified in the Indenture, Nabors Delaware may discharge certain obligations to holders of the notes of either series that have not already been delivered to the trustee for cancellation. The notes of either series must also:

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  have become due and payable;

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  be due and payable by their terms within one year; or

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  be scheduled for redemption by their terms within one year.

        Nabors Delaware may discharge the notes of either series by, among other things, irrevocably depositing an amount certified to be sufficient to pay at maturity, or upon redemption, the principal, premium, if any, additional amounts, if any, and interest on the notes of such series. Nabors Delaware may make the deposit in cash or U.S. Government Obligations, as defined in the Indenture.

        Nabors Delaware may terminate all its obligations under the notes of either series and the Indenture (as it applies to such series) at any time, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This is referred to as "legal defeasance." If Nabors Delaware exercises its legal defeasance option with respect to a series of the notes, the guarantee in effect at such time will terminate with respect to that series.

        Under terms specified in the Indenture, Nabors Delaware and Nabors may be released with respect to any outstanding notes of either series from the obligations imposed by the sections of the Indenture that contain the covenants described above limiting liens, sale and lease-back transactions and consolidations, mergers and conveyances of assets. In that case, Nabors Delaware and Nabors would no longer be required to comply with these sections without the creation of an event of default under such series of notes. This is typically referred to as "covenant defeasance." If Nabors Delaware exercises its covenant defeasance option with respect to a series of notes, the guarantee of such series of notes in effect at such time will terminate. Nabors Delaware may exercise its legal defeasance option notwithstanding Nabors Delaware's prior exercise of its covenant defeasance option.

        Legal defeasance or covenant defeasance with respect to a series of notes may be effected by Nabors Delaware only if, among other things:

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  Nabors Delaware irrevocably deposits with the trustee cash or U.S. Government Obligations as trust funds in an amount certified by a nationally recognized firm of certified public accountants to be sufficient to pay at maturity or upon redemption the principal of, premium, if any, additional amounts, if any, and interest on all outstanding notes of such series; and

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  Nabors Delaware delivers to the trustee an opinion of counsel to the effect that the holders of the notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of Nabors Delaware's legal defeasance or covenant defeasance. This opinion must further state that these holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Nabors Delaware's legal defeasance or covenant defeasance had not occurred. In the case of a legal defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture.

Concerning the Trustee

        The trustee is one of a number of banks with which Nabors and its subsidiaries maintain ordinary banking relationships. Nabors Delaware has appointed Citibank, N.A., the securities administrator, as registrar and paying agent under the Indenture.

Governing Law

        The Indenture, the notes and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SYSTEM

Book-Entry, Delivery and Form

        Each series of the old notes is, and each series of the new notes will be, represented by one or more global notes in registered, global form without interest coupons, collectively referred to as the "Global Notes." The Global Notes initially will be deposited upon issuance with the securities administrator as custodian for DTC, in New York, New York, and registered in the name of Cede & Co., in each case for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

        The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Nabors Delaware takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Nabors Delaware that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, collectively referred to as the "Participants," and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, collectively referred to as the "Indirect Participants." Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Nabors Delaware that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the new notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Nabors Delaware, Nabors, the securities administrator, the trustee nor any agent of Nabors Delaware, Nabors, the securities administrator or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Nabors Delaware that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the securities administrator, the trustee, Nabors or Nabors Delaware. Neither Nabors Delaware, Nabors, the securities administrator nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised Nabors Delaware that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the new notes, DTC reserves the right to exchange the Global Notes for legended new notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither Nabors Delaware, Nabors, the securities administrator, the trustee nor any of our respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form, referred to as the "Certificated Notes," if (1) DTC (A) notifies Nabors Delaware that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed or (B) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, Nabors Delaware fails to appoint a successor depositary within 90 days, or (2) there has occurred and is continuing an event of default under the Indenture and DTC notifies the trustee and the securities administrator of its decision to exchange Global Notes for notes in certificated form.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon at least 20 days' prior written notice given to the trustee and the securities administrator by or on behalf of DTC in accordance with customary procedures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, requested by or on behalf of DTC (in accordance with its customary procedures).

        Neither Nabors Delaware, Nabors, the securities administrator nor the trustee will be liable for any delay by a Global Note holder or DTC in identifying the beneficial owners of the new notes and Nabors Delaware, Nabors, the securities administrator and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or DTC for all purposes.

Same Day Settlement and Payment

        Nabors Delaware will make payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The new notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE TREASURY DEPARTMENT, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL INCOME TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES)WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTER ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        The following is a general discussion of certain United States federal income tax considerations relevant to the acquisition, ownership and disposition of new notes by an investor who acquires new notes pursuant to this exchange offer and that holds the new notes as capital assets. For purposes of this discussion, a "U.S. Holder" means an individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation for United States federal income tax purposes, that was created or organized under the law of the United States or of any state thereof or the District of Columbia, an estate whose income is subject to United States federal income taxation regardless of its source, or a trust if either a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a beneficial owner of new notes that is not a U.S. Holder or a partnership.

        This discussion does not purport to discuss all aspects of United States federal taxation that may be important to a particular investor in light of the investor's particular investment or tax circumstances, or to certain types of holders subject to special tax rules including, insurance companies, tax exempt organizations, financial institutions, broker-dealers, real estate investment trusts, regulated investment companies certain expatriates, holders whose functional currency is not the United States dollar, holders subject to the alternative minimum tax or holders who will hold the notes as a hedge against currency risks or as part of a straddle or a synthetic security. In addition, this discussion does not discuss any foreign, state, or local tax consequences, gift or estate taxes or the Medicare tax on net investment income.

        If a partnership, or other entity treated as a partnership for United States federal income tax purposes, holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and partners in such partnership are urged to consult their tax advisors about the United States federal income tax consequences of acquiring, holding and disposing of notes.

        This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations promulgated thereunder, published rulings and court decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretations. Prospective investors are urged to consult their tax advisors regarding the United States federal income tax consequences of acquiring, holding and disposing of new notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state or local taxing jurisdiction.

United States Federal Income Tax Consequences of the Exchange

        The exchange of old notes for new notes in this exchange offer will not constitute a taxable event for holders. Consequently, a holder will not recognize gain or loss on the exchange. Moreover, the new notes will have the same tax attributes and tax consequences as the old notes exchanged therefor, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period and all elections made with respect to the old notes will continue to apply to the new notes.

Tax Consequences to U.S. Holders

Payments of Interest

        Interest on a new note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption and Retirement

        Upon the sale, exchange (not including an exchange pursuant to these exchange offers), redemption or retirement of a new note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (not including amounts attributable to (i) accrued and unpaid interest, which will be taxable as interest income to the extent not previously included in income by the U.S. Holder and (ii) if the sale, exchange or redemption occurs prior to the date the first interest payment is made in respect of the new notes, any pre-issuance accrued interest) and the U.S. Holder's tax basis in such note. As discussed above, a U.S. Holder's initial tax basis in the new notes will equal the tax basis in the old notes. A U.S. Holder's tax basis in an old note generally will equal the cost of such note to such holder (other than to the extent attributable to any pre-issuance accrued interest), reduced by any bond premium previously amortized by such U.S. Holder and increased by any market discount previously included in income by such U.S. Holder. Such gain or loss recognized by a U.S. Holder generally will constitute long-term capital gain or loss if the U.S. Holder's holding period for the new note (including the holding period for the old note) is more than one year at the time of disposition. Under current law, for certain non-corporate U.S. Holders (including individuals, estates and trusts), net long-term capital gain will be subject to tax at preferential rates. The ability of a U.S. Holder to deduct capital losses may be limited.

Tax Consequences to Non-U.S. Holders

Payments of Interest

        Subject to the discussion of backup withholding, interest that Nabors Delaware pays to a Non-U.S. Holder will not be subject to United States federal income or withholding tax pursuant to the "Portfolio Interest Exemption" provided that such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and, among other things, such Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of Nabors Delaware's stock, (ii) is not a controlled foreign corporation that is related to Nabors Delaware either actually or constructively through stock ownership, (iii) is not a bank whose receipt of interest on the new notes is described in Section 881(c)(3)(A) of the Code and (iv) certifies to Nabors Delaware, its paying agent or the person who would otherwise be required to withhold United States federal income tax, on a Form W-8BEN or a suitable substitute or successor form, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address (the "Certification Requirement"). If interest on a note is not effectively connected with the conduct of a trade or business within the United States and the requirements of the preceding sentence are not satisfied, the Non-U.S. Holder's interest on a note will generally be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate). If a Non-U.S. Holder's interest on a note is effectively connected with the conduct of a trade or business within the United States, then the Non-U.S. Holder will be subject to United States federal income tax on such interest income in essentially the same manner as a United States person, and in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax.

Gain on Disposition

        A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption or other taxable disposition of a note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (and, if an applicable income tax treaty so requires, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) or (ii) such holder is an individual who is present in the United States for 183 or more days in the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a trade or business within the United States will be subject to United States federal income tax basis in essentially the same manner as if such holder were a United States person, and if such Non-U.S. Holder is a foreign corporation, may also be subject to the branch profits tax.

Information Reporting and Backup Withholding

U.S. Holders

        When required, we or our paying agent will report to the holders of the new notes and the IRS amounts paid on or with respect to the new notes during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. Holder will be subject to backup withholding on payments made on the new notes and proceeds from the sale of the new notes at the applicable rate of 28% if the U.S. Holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit or a refund against a U.S. Holder's U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Non-U.S. Holders

        We or our paying agent will report to the IRS and to each Non-U.S. Holder the amount of any amount paid with respect to the new notes in each calendar year, and the amount of tax withheld, if any, with respect to these payments. Non-U.S. Holders who have provided the forms and certification mentioned above (i.e. a W-8BEN) or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent have actual knowledge or reason to know that any information in those forms and certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale of a new note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but not backup withholding, may apply to those payments if the broker is one of the following: (a) a U.S. person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business, or (d) a foreign partnership with specified connections to the United States.

        Payment of the proceeds from a sale of a new note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will generally be allowed as a credit or a refund against such holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

        The Hiring Incentives to Restore Employment Act (sometimes referred to as "FATCA") imposes a 30% withholding tax on any interest payments on debt obligations made to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), and on the gross proceeds of the sale or other disposition (including a retirement or redemption) of debt obligations, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the United States government to withhold on certain payments, and to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity or certifies that it does not have any substantial United States owners, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

        Pursuant to final Treasury regulations, the foregoing withholding will only apply to payments made after June 30, 2014 (in the case of interest payments) or after December 31, 2016 (in the case of disposition proceeds). However, interest payments with respect to a debt obligation outstanding on June 30, 2014 and proceeds from a disposition of such an obligation are not subject to these rules unless such debt obligation undergoes a material modification after June 30, 2014. You are encouraged to consult with your own tax advisors regarding the possible implications of this legislation on the new notes.

        Prospective investors are urged to consult their own tax advisors concerning the tax consequences of the exchange, ownership and disposition of the new notes arising under United States federal, state, local or non-U.S. law.

CERTAIN ERISA CONSIDERATIONS

        The discussion of tax matters in this prospectus is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal, state or local tax penalties, and was written to support the promotion or marketing of the notes. Each taxpayer should seek advice based on such person's particular circumstances from an independent tax advisor.

        The following is a summary of certain considerations associated with an investment in the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, or rules or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties.

        In considering an investment in the notes with a portion of the assets of any Plan, a fiduciary should determine whether the purchase and holding of a note is consistent with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code (each, a "Party in Interest"), unless an exemption is available. A Party in Interest who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The U.S. Department of Labor has granted certain class exemptions including, without limitation, Prohibited Transaction Class Exemption ("PTCE") 84-14 (respecting transactions determined by independent "qualified professional asset managers"), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by an insurance company general account), and PTCE 96-23 (relating to transactions directed by an in- house professional asset manager), which, if their terms are satisfied, may permit transactions that would otherwise be prohibited under Section 406 of ERISA or Section 4975 of the Code. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that (i) neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and (ii) the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of these exemptions contains conditions and limitations on its application. Therefore, the fiduciary of a Plan that is considering acquiring and/or holding the Notes in reliance on any of these, or any other, exemptions should carefully review the exemption and consult with its counsel to confirm that it is applicable. There can be no assurance, and we do not provide any, that all of the conditions of any such exemptions will be satisfied.

        An investment in the notes by a Plan may result in a prohibited transaction under ERISA or the Code if Nabors Delaware, an initial purchaser, a guarantor or any of their respective affiliates were considered a Party in Interest with respect to such Plan. Although Nabors Delaware does not expect to be a Party in Interest with respect to any Plan at the time the notes are issued (other than Plans sponsored by Nabors Delaware or its affiliates for the benefit of Nabors Delaware or its affiliates' employees, which are not permitted to invest in the notes) or provide services in the foreseeable future to Plans that would make Nabors Delaware a Party in Interest, there can be no assurance that Nabors Delaware will not become a Party in Interest with respect to one or more Plans while the notes remain outstanding. This could happen, for example, if we were acquired by an entity that is a Party in Interest to one or more Plans. Accordingly, each investor and subsequent transferee by its exchange and holding of the notes (or any interest in a note) will be deemed to have represented and agreed that either: (i) it is not, and will not be for so long as it holds any note (or interest in a note), a Plan, and no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan; or (ii) its acquisition, holding and disposition of such notes will not constitute or result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, non-U.S., church or other plan, a violation of any Similar Law).

        The foregoing discussion is general in nature and is not intended to be all-inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the Notes. The issuance of the notes to a Plan is in no respect a representation by us or the initial purchasers or any of their respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities, and who receives the new notes in exchange for such old notes pursuant to the exchange offer, may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old securities where such old securities were acquired as a result of market-making activities or other trading activities. Nabors Delaware has agreed that, starting on the effective date of the registration statement for the exchange offer and ending on the close of business 180 days after such date or such shorter period as will terminate when all new notes held by broker- dealers exchanging old notes they acquired for their own account as a result of market-making activities or other trading activities or initial purchasers have been sold pursuant hereto (or for such shorter period during which broker-dealers are required by law to deliver this prospectus), Nabors Delaware will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        Nabors Delaware will not receive any proceeds from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of the old notes directly from Nabors Delaware:

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  may not rely on the applicable interpretation of the position of the staff of the SEC set forth in the Exxon Capital Letters; and

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  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        For a period of 180 days after the effective date of the registration statement for the exchange offer or such shorter period as will terminate when all new notes held by broker-dealers exchanging old notes they acquired for their own account as a result of market-making activities or other trading activities or initial purchasers have been sold pursuant hereto (or for such shorter period during which broker-dealers are required by law to deliver this prospectus), Nabors Delaware will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Nabors Delaware has agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 INCORPORATION BY REFERENCE

        Nabors Delaware incorporates by reference into this prospectus the documents listed below and any future filings Nabors makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus until the exchange offer is consummated with respect to all the notes to which this prospectus relates or the offering is otherwise terminated.

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  Nabors' Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 3, 2014, as amended by Amendment No. 1 on Form 10-K/A for the year ended December 31, 2013 filed on April 1, 2014 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on April 30, 2014);

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  Nabors' Quarterly Report on Form 10-Q for the three months ended March 31, 2014 filed on May 9, 2014; and

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  Nabors' Current Reports on Form 8-K filed on January 29, 2014, February 19, 2014, February 21, 2014, March 4, 2014, March 25, 2014, April 23, 2014 and April 25, 2014.

        We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

        The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

        Nabors Delaware will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Nabors Corporate Services, Inc. at 515 West Greens Road, Suite 1200, Houston, Texas 77067, Attention: Investor Relations, phone number (281) 874-0035.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP with respect to New York law and by Appleby (Bermuda) Limited with respect to Bermuda law.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPERTS

        The consolidated financial statements of Sabine Oil & Gas LLC for the year ended December 31, 2012 appearing in Nabors Industries Ltd.'s Amended Annual Report on Form 10-K/A for the year ended December 31, 2013 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the restatement of the 2012 consolidated financial statements as discussed in Note 2 to the consolidated financial statements and also includes an other-matter paragraph disclaiming an opinion on the supplementary information on oil and gas producing activities). Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Sabine Oil & Gas LLC for the year ended December 31, 2011 appearing in Nabors Industries Ltd.'s Amended Annual Report on Form 10-K/A for the year ended December 31, 2013 have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Nabors Industries, Inc.
Nabors Industries Ltd.

OFFER TO EXCHANGE

$350,000,000 OF 2.35% SENIOR NOTES DUE 2016
REGISTERED UNDER THE SECURITIES ACT
FOR
$350,000,000 OF 2.35% SENIOR NOTES DUE 2016

AND

$350,000,000 OF 5.10% SENIOR NOTES DUE 2023
REGISTERED UNDER THE SECURITIES ACT
FOR
$350,000,000 OF 5.10% SENIOR NOTES DUE 2023

PROSPECTUS

May 23, 2014